CENTERPLATE ANNOUNCES NEW CHAIRMAN AND CEO
Ms. Steinmayer to be Director, President and COO
SPARTANBURG, S.C., September 7, 2005 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un) announced today the election of Paul W. MacPhail as the company’s Chairman and Chief Executive Officer. Prior to joining Centerplate, Mr. MacPhail was President and Chief Operating Officer of Uno Restaurant Holdings Corp., which he joined in 1990. At Uno Restaurants, Mr. MacPhail was instrumental in evolving the Uno Restaurant concept into a full-service casual restaurant and led the overall business development of Uno. Mr. MacPhail has over 22 years of experience in the restaurant industry, including eight years in various operational roles at the Ground Round, Inc.
The Board also elected Janet L. Steinmayer as a Director, President and Chief Operating Officer. Ms. Steinmayer has been General Counsel and an Executive Officer of Centerplate or its predecessors since 1993 and prior to that, was Senior Vice President and General Counsel at TransWorld Airlines, Inc.
“We are pleased about the appointment of an executive of Paul’s caliber and track record of success in operations,” said David M. Williams, who has been serving as Acting Chairman of the Board of Directors. “His strong experience leading Uno Restaurants and in the foodservice industry will enhance Centerplate’s prospects for future growth.”
Mr. Williams continued, “We are also pleased that Janet, who has served the Company so ably as General Counsel and has proven her ability to play a larger role, will move up to the position of President and Chief Operating Officer.”
For more information contact:
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

Centerplate, Inc. is a leading provider of catering, concessions, merchandise and facilities management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.